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                                                                  EXHIBIT (23)B


[KELMAN, ROSENBAUM, ROLLINS & QUAYHACKX, P.C. LETTERHEAD]


           CONSENT OF KELMAN, ROSENBAUM, ROLLINS AND QUAYHACKX P.C.



Board of Directors
D&N Financial Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-4 of D&N Financial Corporation and in the Prospectus/Proxy Statement of D&N Financial Corporation included therein of our report on the financial statements of Macomb Federal Savings Bank as of June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995 included in the 1995 Annual Report to Stockholders which is incorporated by reference in the June 30, 1995 Form 10-K and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement included therein.


/s/ Kelman, Rosenbaum, Rollins & Quayhackx, P.C.

Farmington Hills, MI
December 26, 1995